EXHIBIT 10.24
ASSET PURCHASE AGREEMENT
BY AND AMONG
POLYONE CORPORATION,
PVC CONTAINER CORPORATION
AND
NOVATEC PLASTICS CORPORATION, INC.
DATED AS OF
MAY 13, 2005

TABLE OF CONTENTS

1.	Agreement to Sell and Purchase	2
2.	Purchase Price	2
3.	Retained Liabilities	4
4.	The Closing	5
5.	Representations and Warranties of Parent and Seller	7
6.	Representations and Warranties of Purchaser	10
7.	Additional Covenants of Purchaser and Seller	11
8.	Indemnification	13
9.	Covenant Not to Compete	16
10.	General	16
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EXHIBITS

Exhibit A	Equipment

Exhibit B	Intangible Assets

Exhibit C	Existing Customers
APPENDICES

Appendix A	Supply Agreement

Appendix B	Bill of Sale
SCHEDULES

Schedule 5(g)	Products, Specifications and Recipes

Schedule 5(k)	Customers and Suppliers

Schedule 7(b)	Transition Operating Expenses

Schedule 7(d)	Certain Key Employees
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Execution Version
ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of the 13th day of May, 2005, by and among POLYONE CORPORATION, an Ohio corporation (“Purchaser”), PVC CONTAINER CORPORATION, a Delaware corporation (“Parent”), and NOVATEC PLASTICS CORPORATION, INC., a Delaware corporation (“Seller”).
RECITALS
     WHEREAS, Seller is a wholly-owned subsidiary of Parent and is engaged in the business (the “Business”) of manufacturing polyvinyl chloride compounds for internal consumption and for sale to plastic manufacturers;
     WHEREAS, the Parent and the Parent’s two other wholly-owned subsidiaries, Novapak Corporation and Airopak Corporation, conduct all aspects of Parent’s business and operations, other than the Business, including, but not limited to, the manufacturing and selling of plastic bottles and containers (collectively, the “Excluded Business”);
     WHEREAS, Seller, as of the Closing Date, owns the following assets used in the Business:
     (i) All of the existing machinery and equipment used in the Business in connection with the manufacture of the Products (as defined below), including the upstream and downstream compounding equipment, laboratory equipment, silos and transfer lines (collectively, the “Equipment”), including, but not limited to, those items listed on Exhibit A attached hereto;
     (ii) All of the technology, know-how, patents, patent applications, research and development, customer lists and customer relationships, recipes, trademarks or service marks, trade names, slogans or other like property, including, without limitation, the marks or names relating to or including the name Novatec, the mark Novatec or any derivatives thereof and any Novatec logos or any derivatives thereof and all goodwill related thereto, and other intangible property used in the Business in connection with the manufacture and sale of the Products (collectively, the “Intangible Assets” and together with the Equipment, the “Purchased Assets”), including, but not limited to, those items identified on Exhibit B attached hereto;
     WHEREAS, Seller desires to sell, transfer and convey the Purchased Assets to Purchaser, and Purchaser desires to purchase and otherwise acquire the Purchased Assets from Seller, pursuant to the terms and conditions hereof; and
     WHEREAS, for purposes of this Agreement, “Products” shall mean those polyvinyl chloride compounds specifically identified and set forth on Schedule 5(g) together with the specifications and recipes for each (such listed specifications and recipes, collectively, the “Specifications”).

AGREEMENT
     NOW THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:
     1. Agreement to Sell and Purchase.
          (a) Subject to the terms and conditions hereof, Seller hereby agrees to sell, transfer and convey to Purchaser, and Purchaser agrees to purchase or otherwise acquire from Seller, the Purchased Assets.
          (b) Notwithstanding anything to the contrary contained herein, the following assets and properties of Seller are specifically excluded from the Purchased Assets and shall be retained by Seller (the “Excluded Assets”): (i) all inventory, equipment and other assets relating to the Excluded Business; (ii) all cash, cash equivalents, accounts and notes receivable, prepaid items and deposits; (iii) claims or rights against third parties; (iv) all insurance policies and rights thereunder; (v) any and all of Parent’s trademarks or service marks, trade names, slogans or other like property relating to the Excluded Business, including, without limitation, the marks or names relating to or including the name PVC, the marks PVC or any derivatives thereof and any PVC logos or any derivatives thereof and all goodwill related thereto; (vi) all software owned by or licensed to Seller; (vii) all other assets of Seller not specifically included in the Purchased Assets, including, but not limited to, assets used by Seller in its other businesses, operations or corporate functions; and (viii) all inventory of the Business.
     2. Purchase Price. The purchase price (the “Purchase Price”) payable by Purchaser to Seller for the Purchased Assets is:
          (a) $625,000 for the Equipment (the “Equipment Purchase Price”) at Closing (as defined below); and
          (b) An Earn-Out (as defined below) for the Intangible Assets, payable as follows:
               (i) A $500,000 nonrefundable advance (the “Advance”) at Closing, which Advance shall be repaid to Purchaser by Seller to the extent the External Earn-Out is paid pursuant to Sections 2(b)(ii)-(v) below;
               (ii) For each pound of Product sold by Purchaser to the existing customers of Seller set forth in “Group A” on Exhibit C attached hereto (collectively, the “Group A Existing Customers”), Purchaser will make payments to Seller as follows (the “Group A External Earn-Out”):
                    (A) From the Closing Date (as defined below) through August 31, 2007: $0.04/Pound;
                    (B) From September 1, 2007, through August 31, 2008: $0.03/Pound;

                    (C) From September 1, 2008, through August 31, 2009: $0.02/Pound; and
                    (D) From September 1, 2009, through December 31, 2009: $0.01/Pound.
               (iii) For each pound of Product identified in “Group B” on Exhibit C attached hereto (each a “Group B Product”) sold within the Group B Range (as defined below) by Purchaser to the existing customers of such Group B Product set forth in “Group B” on Exhibit C attached hereto (collectively, the “Group B Existing Customers”), Purchaser will make payments to Seller as follows (the “Group B External Earn-Out”):
                    (A) From the Closing Date through August 31, 2007: $0.04/Pound;
                    (B) From September 1, 2007, through August 31, 2008: $0.03/Pound;
                    (C) From September 1, 2008, through August 31, 2009: $0.02/Pound; and
                    (D) From September 1, 2009, through December 31, 2009: $0.01/Pound.
               For purposes of this subpart (iii), “Group B Range” shall be defined as sales of a Group B Product, in pounds, to a related Group B Existing Customer in the range (I) between and not including the minimum number of pounds set forth in column A of “Group B” on Exhibit C attached hereto for such Group B Product, and (II) up to and including the maximum number of pounds set forth in column B of “Group B” on Exhibit C attached hereto for such Group B Product. By way of example, if Purchaser sells 500,000 pounds of a Group B Product to a Group B Existing Customer, and if the figure in column A relating thereto is 150,000 pounds and the figure in column B relating thereto is 300,000 pounds, then the Group B Range for purposes of computing the Group B External Earn-Out would be 150,000 pounds, as the Group B Range would be defined as the range between and not including 150,000 pounds and up to and including 300,000 pounds.
               (iv) For each pound of Product identified in “Group C” on Exhibit C attached hereto (each a “Group C Product”) sold by Purchaser to the existing customers of such Group C Product set forth in “Group C” on Exhibit C attached hereto (collectively, the “Group C Existing Customers”), Purchaser will make payments to Seller as follows (the “Group C External Earn-Out”):
                    (A) From the Closing Date through August 31, 2007: $0.04/Pound;
                    (B) From September 1, 2007, through August 31, 2008: $0.03/Pound;

                    (C) From September 1, 2008, through August 31, 2009: $0.02/Pound; and
                    (D) From September 1, 2009, through December 31, 2009: $0.01/Pound.
               (v) The Group A External Earn-Out, the Group B External Earn-Out and the Group C External Earn-Out are collectively referred to herein as the “External Earn-Out.” The Group A Existing Customers, the Group B Existing Customers and the Group C Existing Customers are collectively referred to herein as the “Existing Customers.” The External Earn-Out payments described in subparts (ii)-(iv) above shall be payable by Purchaser to Seller quarterly in arrears, commencing at the end of the first calendar quarter after Closing, and shall be due to Seller within thirty (30) days of the end of each such quarter; provided, however, that until such time as the Advance is repaid in full, Purchaser shall retain fifty percent (50%) of all such External Earn-Out payments to offset and repay the Advance; and
               (vi) For each pound of Products sold by Purchaser to Seller pursuant to that certain supply agreement to be entered into by and between Purchaser and Seller at Closing (as attached hereto as Appendix A, the “Supply Agreement”), Purchaser will make payments to Seller as follows (the “Internal Earn-Out”):
                    (A) From September 1, 2005, through August 31, 2007: $0.06/Pound;
                    (B) From September 1, 2007, through August 31, 2009: $0.04/Pound; and
                    (C) From September 1, 2009, through December 31, 2009: $0.02/Pound.
Such Internal Earn-Out payments shall be payable by Purchaser to Seller quarterly in arrears and shall be due to Seller within thirty (30) days of the end of each calendar quarter following September 30, 2005.
               (vii) The External Earn-Out and the Internal Earn-Out are collectively referred to herein as the “Earn-Out.”
     3. Retained Liabilities. Purchaser is not assuming any liabilities or obligations of Seller of any nature whatsoever (collectively, the “Retained Liabilities”), including, but not limited to, any expenses, liabilities or obligations of Seller arising out of the execution and delivery of this Agreement or the Supply Agreement or the consummation of the transactions contemplated hereby or thereby (nor may Seller pay any of such expenses, or discharge any of such liabilities or obligations, out of the Purchased Assets), and any liabilities or obligations of Seller relating to federal, state or local income or franchise taxes, or sales, use or gross receipts taxes, attributable to Seller’s ownership of the Purchased Assets, the transactions contemplated hereby or by the Supply Agreement or the conduct of the Business prior to the Closing Date. For any taxable period during which both Purchaser and Seller owned the Purchased Assets for some portion of the period, any property or similar tax on the Purchased Assets shall be prorated by the parties based upon the number of days such party owned the Purchased Assets. Except as may be otherwise provided in Section 7(d) below, Purchaser will not assume any employee compensation, severance obligation, collective bargaining agreement, employee benefit, pension, profit sharing or other retirement obligation with respect to Seller’s current or former employees. Seller remains liable for all obligations, severance, costs and expenses related to the shutdown or termination of any operations or facilities in connection with this transaction.
     4. The Closing.
          (a) Date. The closing of the sale and purchase of the Purchased Assets (the “Closing”) shall take place on May 31, 2005 (the “Closing Date”), or at such other time or place as the parties mutually agree.
          (b) Purchaser Deliverables. Purchaser shall deliver or cause to be delivered to Seller at the Closing (i) the Equipment Purchase Price and the Advance by wire transfer of immediately available funds to such bank account or accounts as Seller shall have designated by written notice delivered to Purchaser, (ii) the Supply Agreement executed by Purchaser, (iii) that certain bill of sale by and between Purchaser and Seller (as attached hereto as Appendix B, the “Bill of Sale”) executed by Purchaser, and (iv) all other documents reasonably required by Seller to consummate the transactions contemplated by this Agreement.
          (c) Seller Deliverables. Seller shall deliver or cause to be delivered to Purchaser at the Closing (i) a bringdown certificate, dated as of the Closing and executed on behalf of Seller by a duly authorized officer of Seller, stating that the conditions specified in Sections 4(e)(i)-(iii) below have been fulfilled, (ii) a certified copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement, the Supply Agreement and the other related agreements and instruments to which Seller is a party, (iii) the Supply Agreement executed by Seller, (iv) the Bill of Sale executed by Seller, and (v) all other documents reasonably required by Purchaser to consummate the transactions contemplated by this Agreement (all such other documents, together with the Supply Agreement and the Bill of Sale, the “Related Agreements”).
          (d) Covenants. Purchaser and Seller shall have the rights and obligations set forth below during the period between the date hereof and the Closing:
               (i) Seller shall continue to operate the Business in the ordinary course and shall utilize its reasonable best efforts to maintain good relations with its employees and with the Existing Customers.
               (ii) Seller shall continue to provide Purchaser and its officers, employees, attorneys, consultants, accountants, agents and representatives reasonable access during normal business hours to all of the properties, books, contracts, documents, records, vendors, customers and key personnel of or with respect to the Business and shall furnish to Purchaser and such persons as Purchaser shall designate such information as Purchaser or such persons may at any time and from time to time reasonably request. Purchaser shall conduct its due diligence and exercise its rights under this Section 4(d)(ii) in a manner that does not disrupt Seller’s normal operations of the Business.
          (e) Purchaser Closing Conditions. The obligations of Purchaser under this Agreement in connection with the Closing are subject to the fulfillment at or before the Closing of each of the following conditions:
               (i) The representations and warranties of Parent and Seller contained in Section 5 below shall be true and correct in all material respects at the Closing with the same effect as though such representations and warranties had been made at and as of the Closing Date.
               (ii) Parent and Seller shall have performed and complied with all agreements and obligations contained in this Agreement in all material respects that are required to be performed or complied with by them or either of them at or before the Closing.
               (iii) There shall not have occurred since the date hereof any event or condition that has had a material adverse effect on the Purchased Assets but excluding any event or condition that relates to (A) the transactions contemplated by this Agreement and the Related Agreements and any public announcements thereof, (B) Seller’s preparation to wind down its operations relating to the Business, including, but not limited to, the closing of its manufacturing facility at which the Products are currently manufactured, (C) changes or conditions affecting the industries of which the Business is a part generally, (D) changes in economic, regulatory, or political conditions generally, or (E) any acts of war or terrorism (a “Material Adverse Effect”).
               (iv) Seller shall have entered into each of the Related Agreements, each in form and substance satisfactory to Purchaser.
               (v) The consent listed in Section 5(d) shall have been obtained in form and substance satisfactory to Purchaser.
               (vi) Purchaser shall be satisfied:
                    (A) With the final form and substance of all exhibits, appendices and schedules to this Agreement;
                    (B) With its pre-Closing inspection of the Equipment;
                    (C) That Existing Customers representing, collectively, at least 60% of Seller’s revenues from the sale of Products on an annualized basis as of the date of this Agreement will convert to being customers of, and will purchase Products from, Purchaser after the Closing; and
                    (D) That the Purchased Assets will be transitioned to Purchaser’s facilities by October 1, 2005.

          (f) Seller Closing Conditions. The obligations of Seller under this Agreement in connection with the Closing are subject to the fulfillment at or before the Closing of each of the following conditions:
               (i) The representations and warranties of Purchaser contained in Section 6 below shall be true and correct in all material respects at the Closing with the same effect as though such representations and warranties had been made at and as of the Closing Date.
               (ii) Purchaser shall have performed and complied with all agreements and obligations contained in this Agreement in all material respects that are required to be performed or complied with by it at or before the Closing.
               (iii) Purchaser shall have entered into the Supply Agreement, the Bill of Sale and all other documents reasonably required by Seller to consummate the transactions contemplated by this Agreement, each in form and substance satisfactory to Seller.
     5. Representations and Warranties of Parent and Seller . Except as set forth in the Schedules attached hereto, Parent and Seller, jointly and severally, hereby represent and warrant to Purchaser as of the Closing Date as follows:
          (a) Organization. Parent and Seller are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Seller has corporate power and authority to own the Purchased Assets and to carry on the Business as it is now being conducted, and is duly qualified as a foreign corporation and is in good standing in all jurisdictions in which the conduct of the Business requires it to so qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
          (b) Authorization; Enforceability.
               (i) The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by all necessary corporate action of Parent and Seller, as applicable. No other corporate proceedings on the part of Parent or Seller are necessary to authorize this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.
               (ii) This Agreement and each of the Related Agreements has been duly executed and delivered by Parent and Seller, as applicable, and is a valid and legally binding obligation of Parent and Seller, as applicable, enforceable against it in accordance with its terms, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.
          (c) No Violation or Conflict. Neither the execution and delivery of this Agreement or any of the Related Agreements nor the consummation of the transactions contemplated hereby or thereby will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance (collectively, “Liens”) upon any of the Purchased Assets under, any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws (or any similar charter document) of Parent or Seller or any note, bond, mortgage, indenture, deed of trust, license, agreement (including, but not limited to, any employee benefit plan) or other instrument or obligation to which Parent or Seller is a party, or by which Parent or Seller or any of the Purchased Assets may be bound or affected, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Seller or any of the Purchased Assets.
          (d) Consents and Notices. Except for the consent of PNC Bank, no consent or approval by, notice to or registration with any governmental authority, creditor or other party to any agreement with Parent or Seller is required on the part of Parent or Seller prior to the execution and delivery by Parent or Seller of this Agreement or any of the Related Agreements, as applicable, or the consummation by Seller of any of the transactions contemplated hereby or thereby.
          (e) Title to and Condition of the Purchased Assets; Sufficiency.
               (i) Seller has, and at Closing will convey to Purchaser, good, valid and marketable title to the Purchased Assets, free and clear of any Liens, except for Liens for current taxes, assessments, fees and other governmental or similar charges or levies that are not yet due and payable as of the date of this Agreement.
               (ii) The Equipment has been maintained in accordance with normal practice and is in sufficient operating condition and good repair (subject to normal wear and tear), taken as a whole. The Purchased Assets constitute all the equipment and all the intangible property necessary to operate the Business as it was operated prior to the Closing Date.
          (f) Employees. There are no pending or, to the best knowledge of Seller, threatened claims against Seller by any current or former employee of Seller engaged in the Business other than for compensation and benefits due in the ordinary course of employment. There are no pending or, to the best knowledge of Seller, threatened claims against Seller arising out of any statute, ordinance or regulation relating to employment practices or occupational or safety and health standards with respect to employees or former employees engaged in the Business. There are no pending or, to the best knowledge of Seller, threatened labor disputes, strikes or work stoppages against Seller with respect to employees engaged in the Business.
          (g) Intangible Property.
               (i) Seller owns and has the right and authority to use the Intangible Property. To the best knowledge of Seller, such ownership and use does not conflict with, infringe upon or violate any rights of any other person, firm or corporation, and to the best knowledge of Seller, no other person, firm or corporation is infringing upon or violating the rights of Seller in and to the Intangible Property. There are no Liens on or encumbering the Intangible Property. There is no other Intellectual Property necessary for the operation of the Business as it was operated prior to the Closing Date that is not owned by Seller and included in Purchased Assets. For purposes of this Section 5(g), “Intellectual Property” means inventions, discoveries, ideas, processes, designs, models, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know-how, proprietary information, technical information, data and databases, drawings and blueprints, and all other information and materials that would constitute a trade secret under applicable law, as well as all patents, industrial and utility models, industrial designs, certificates of invention and other indicia of invention ownership, and all applications, provisionals, reissues, re-examinations, extensions, divisions, continuations (in whole or in part) and equivalents and counterparts of the foregoing.
               (ii) The Specifications set forth in Schedule 5(g) for each Product are true, correct and complete in all respects and constitute all of the information necessary to manufacture each of the Products. Schedule 5(g) also lists each item of Intellectual Property which is registered by, issued by or on file with a governmental authority.
          (h) Litigation. There is no action, dispute, claim, litigation, proceeding, labor dispute (other than routine grievance procedures), arbitration, investigation or other proceeding at law or in equity pending against Parent or Seller with respect to the Purchased Assets or the Business or, to the best knowledge of Seller, threatened against Parent or Seller with respect to the Purchased Assets or the Business, or otherwise relating to the validity, legality or propriety of the transactions contemplated by this Agreement, whether sounding in tort, contract, warranty, product liability or otherwise. There are no decrees, injunctions or orders of any court or governmental department or agency outstanding against Seller with respect to the Purchased Assets or the Business.
          (i) Compliance with Laws. Seller has complied and is currently complying in all material respects with all applicable statutes, regulations, orders, ordinances and other laws of the United States of America and all state and local governments, and agencies of any of the foregoing, as they relate to the Purchased Assets, the Business or the real property on which the Purchased Assets have been located and the Business operated, including federal, state and local statutes, regulations, orders, ordinances and other laws relating to the protection of the environment. Seller has not received any notice to the effect that, or otherwise been advised that, Seller is not in compliance in all material respects with any of such statutes, regulations, orders, ordinances or other laws as they relate to the Purchased Assets, the Business or the real property on which the Purchased Assets have been located and the Business operated.
          (j) Taxes. All federal, state, local, foreign and other material taxes, assessments, fees and other governmental charges, including any interest or penalties (“Taxes”), imposed upon Seller with respect to the Purchased Assets or the Business which are due and payable with respect to all periods ending prior to or on the Closing Date have been paid, and all Tax returns and reports required by law to be timely filed (taking into account applicable extension periods) with respect to all periods ending prior to or on the Closing Date have been timely filed. There are no Tax claims pending against Seller with respect to the Purchased Assets or the Business, and Seller knows of no threatened claims for Tax deficiencies against Seller with respect to the Purchased Assets or the Business.
          (k) Customers and Suppliers. To the best knowledge of Seller, none of the Existing Customers or suppliers to the Business intends to cease doing business with the Business. Schedule 5(k) lists (i) the five largest Existing Customers of the Business, on the basis of revenues for goods sold or services provided for the most recently-completed fiscal year, and (ii) the five largest suppliers of the Business, on the basis of cost of goods or services purchased for the most recently-completed fiscal year. Schedule 5(k) also lists the parties with whom Parent or Seller has confidentiality agreements concerning the Business or the Products.
          (l) Insurance. Seller maintains insurance policies covering the Purchased Assets and the Business in such amounts and against such risks as Seller believes to be customarily carried and insured by owners of comparable businesses and with such deductibles as are customary in the circumstances. Such insurance policies are in full force and effect, and Seller is not in default with respect to the payment of any premium and is in material compliance with the provisions contained in such policies.
          (m) Product Liability and Warranty. Each Product sold or otherwise delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller does not have any liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller) for replacement or repair of any such Products or other damages in connection therewith. No Product manufactured, sold or delivered by Seller is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale. Seller does not have any liability, and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability, arising out of any injury to any person, party or property as a result of the ownership, possession or use of a Product manufactured, sold or delivered by Seller.
          (n) No Brokers. Seller has not retained the services of any broker, finder or agent in connection with the transactions contemplated by this Agreement.
     6. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller as of the Closing Date as follows:
          (a) Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has corporate power and authority to own its assets and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the conduct of its business requires it to so qualify, except where the failure to be so qualified would not have a Material Adverse Effect.
          (b) Authorization; Enforceability.
               (i) The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action of Purchaser. No other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby.
               (ii) This Agreement has been duly executed and delivered by Purchaser and is a valid and legally binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be limited by bankruptcy or other laws affecting creditors’ rights and by equitable principles.
          (c) No Violation or Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, any of the terms, conditions or provisions of the Articles of Incorporation or Regulations (or any similar charter document) of Purchaser or any note, bond, mortgage, indenture, deed of trust, license, agreement (including, but not limited to, any employee benefit plan) or other instrument or obligation to which Purchaser is a party, or (ii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.
          (d) Consents and Notices. No consent or approval by, notice to or registration with any governmental authority, creditor or other party to any agreement with Purchaser is required on the part of Purchaser prior to the execution and delivery by Purchaser of this Agreement or the consummation by Purchaser of any of the transactions contemplated hereby.
          (e) No Brokers. Purchaser has not retained the services of any broker, finder or agent in connection with the transactions contemplated by this Agreement.
     7. Additional Covenants of Purchaser and Seller.
          (a) License. For the manufacture of Products for Seller’s internal purposes only, from and after the Closing, Purchaser grants to Seller a perpetual, nonexclusive, royalty-free license to use the technology and recipes (the “Licensed Technology”), which are embodied in the Intangible Property, that are necessary for the manufacture of Products currently used by Seller in the Business. Seller may sublicense the Licensed Technology to a third-party supplier or manufacturer (each a “Sublicensee”) for the limited purpose of manufacturing Products for Seller’s internal purposes only. Subject to the provisions of Section 7(b) below, from and after the Closing, Seller may not manufacture any Products for sale to customers, sell Products to customers, or purchase from a third-party supplier, manufacturer or distributor Products for resale to customers.
          (b) Transition. Purchaser and Seller will work together to develop a mutually acceptable plan to transition the Purchased Assets to Purchaser’s facilities following the Closing and to transition to Purchaser the customer relationships of the Business. The parties anticipate a transition period of three to six months for the injection and profile Products and a transition period of six to nine months for the bottle Products. During the period of these respective transitions, which will commence on the Closing Date (the “Transition Periods”), Seller will continue to operate the facilities in which the Products are manufactured and to employ the employees of the Business consistent with its past practices. Seller shall be entitled to all of the revenues generated for Products manufactured by Seller and sold to customers during the respective and applicable Transition Periods and shall also be responsible for all cash operating expenses relating to the operation of the Business at Seller’s existing manufacturing facilities, which expenses are specified and estimated on Schedule 7(b) (the “Transition Operating Expenses”). Purchaser will use its reasonable best efforts to assist Seller in minimizing the

Transition Operating Expenses during the respective and applicable Transition Periods. If the Closing takes place on or before May 31, 2005, Purchaser will promptly reimburse Seller for the Transition Operating Expenses actually incurred by Seller in connection with its operation of the Business on or after September 1, 2005 (with such date to be extended by one day for every day the Closing is delayed after May 31, 2005). Such reimbursement shall occur not later than thirty (30) calendar days following Purchaser’s receipt of an invoice therefor.
          (c) Inventory. At the end of the respective and applicable Transition Periods, Purchaser shall have the option to purchase from Seller usable raw material and finished goods inventories of the Business at a purchase price equal to the lower of cost or market.
          (d) Employment. Purchaser and Seller will work together to develop a mutually acceptable plan to retain with the Business certain key individuals. Seller will be responsible for all severance, termination and related payments that are due its employees in connection with the closing by Seller of the facility at which it manufactures Products. From the Closing and until and through September 1, 2005, Seller will use its reasonable best efforts to continue to employ those certain individuals, mutually identified by Seller and Purchaser, who are important to the operation and transition to Purchaser of the Business (collectively, the “Key Employees”). Purchaser shall reimburse Seller an amount equal to fifty percent (50%) of any bonuses that are paid to such Key Employees as incentive to remain in the employment of the Seller during the Transition Period, provided, however, Purchaser shall not be obligated to reimburse Seller for any amounts exceeding $42,500; and provided, further, that as to the Key Employees set forth on Schedule 7(d), and for purposes of this sentence only and the reimbursement obligations set forth herein, the Transition Period shall be deemed to run up to and through October 1, 2005. To the extent that Purchaser requires the services of any such Key Employees after September 1, 2005, and subject to the provisions of the preceding sentence, Purchaser may, but shall not be obligated to, make offers of employment to one or more of such Key Employees and all bonuses, compensation or other remuneration related thereto will be the sole obligation of the Purchaser. To the extent permitted by applicable law and subject to obtaining any consent of such Key Employees, Seller will provide Purchaser, upon request, with access to the personnel records of any of such Key Employees. If any of such Key Employees accepts Purchaser’s offer of employment, Seller will cause such existing employment to be terminated, and Seller shall remain responsible for any liability arising from such employment relationship with Seller.
          (e) Risk of Loss. Seller will continue to cover and insure the Purchased Assets during the respective and applicable Transition Periods in accordance with past practices and the provisions of Section 5(o) above. If any of the Purchased Assets are damaged or destroyed prior to the date on which Purchaser takes possession thereof, the risk of loss shall be on Seller, and Seller shall fully indemnify and defend Purchaser for such loss.
          (f) Public Announcements. All press releases, customer notifications and public announcements relating to the transactions contemplated by this Agreement will be agreed upon in advance by Purchaser and Seller.
          (g) Access to Books and Records. From the Closing Date until all Earn-Out payments have been made pursuant to Section 2(b), Purchaser shall reasonably cooperate with

Parent and Seller to the extent that either or both reasonably request certain data, reports or other information in order to evaluate the accuracy of the Earn-Out payments being made to Seller pursuant to Section 2(b). In the event that Purchaser reasonably believes that providing any such requested data, reports or other information to Parent or Seller would require Purchaser to disclose confidential or sensitive operating, financial, legal or other business information, then Purchaser, on the one hand, and Parent or Seller, on the other hand, shall identify a third party reasonably acceptable to both (a “Third Party”) to whom or which Purchaser shall disclose such requested data, reports or other information (the “Sensitive Information”) to the extent reasonably necessary to respond to the underlying concerns of Parent or Seller (a “Third Party Audit”). In the course of such Third Party Audit, such Third Party, keeping confidential such Sensitive Information and not disclosing such Sensitive Information to Parent, Seller or any other party, shall review such Sensitive Information with the sole objective of evaluating the accuracy of the Earn-Out payments being made to Seller pursuant to Section 2(b). The expenses of any such Third Party Audit shall be borne by Parent or Seller.
     8. Indemnification.
          (a) Indemnity by Seller. Parent and Seller, jointly and severally, agree to indemnify and hold harmless Purchaser and Purchaser’s stockholders, directors, officers, employees, affiliates, agents and representatives (collectively, the “Purchaser Indemnified Parties” and each a “Purchaser Indemnified Party”) from and against all liabilities, claims, losses, damages, deficiencies and expenses in respect of:
               (i) Any breach of the representations and warranties made by Parent or Seller in this Agreement;
               (ii) Any non-fulfillment of any obligations of Parent or Seller pursuant to this Agreement;
               (iii) Any Retained Liabilities and other liabilities of Parent or Seller not assumed by Purchaser under this Agreement;
               (iv) Any claims with respect to Products manufactured or sold by Seller on or prior to the Closing Date or during the respective and applicable Transition Periods; and
               (v) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including court costs and other legal expenses, reasonable attorneys’ and technical consultants’ fees, penalties and damages) arising as a consequence of any of the foregoing.
In no event will any Purchaser Indemnified Party be required, prior to making a claim against Parent or Seller or becoming entitled to recovery hereunder from Parent and Seller, to commence litigation or to take any other action (other than reasonable efforts to file claims to obtain insurance recoveries) against any third party with respect to a matter for which any Purchaser Indemnified Party may have a claim against Parent or Seller under this Agreement.

          (b) Indemnity by Purchaser. Purchaser agrees to indemnify and hold harmless Parent, Seller and each of their respective stockholders, directors, officers, employees, affiliates, agents and representatives (collectively, the “Seller Indemnified Parties” and each a “Seller Indemnified Party”) from and against all liabilities, claims, losses, damages, deficiencies and expenses in respect of:
               (i) Any breach of the representations and warranties made by Purchaser in this Agreement;
               (ii) Any non-fulfillment of any obligations of Purchaser pursuant to this Agreement;
               (iii) Any claims with respect to Products manufactured or sold by Purchaser subsequent to the respective and applicable Transition Periods; and
               (iv) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses (including court costs and other legal expenses, reasonable attorneys’ and technical consultants’ fees, penalties and damages) arising as a consequence of any of the foregoing.
In no event will any Seller Indemnified Party be required, prior to making a claim against Purchaser or becoming entitled to recovery hereunder from Purchaser, to commence litigation or to take any other action (other than reasonable efforts to file claims to obtain insurance recoveries) against any third party with respect to a matter for which any Seller Indemnified Party may have a claim against Purchaser under this Agreement.
          (c) Insurance and Tax Benefits. Any indemnification owing to an indemnified party under Section 8(a) or Section 8(b) above shall be net of (i) any Tax refunds, adjustments, benefits, savings or reductions, and (ii) any insurance proceeds (not including any proceeds under any self-insurance arrangement), net of all costs of recovery, in either case to which the indemnified party is entitled by virtue of the event or circumstances giving rise to the claim for indemnification hereunder.
          (d) Maximum Losses. No claim for indemnification of losses or other amounts (whether in an action for indemnification or otherwise) may be made by an indemnified party under Section 8(a)(i) or Section 8(b)(i) above, as the case may be, to the extent the aggregate losses and other amounts claimed thereunder (including any losses or other amounts previously recovered thereunder) against the indemnifying party exceed $125,000 (the “Cap”); provided, however, that any claims against Parent or Seller arising from or relating to a breach of Section 5(e)(i) (Title to Assets) or Section 5(n) (Brokers), or against Purchaser arising from or relating to a breach of Section 6(e) (Brokers), or arising from or relating to the other provisions of Section 8(a) or Section 8(b), as the case may be, shall not be subject to or credited against the foregoing Cap and shall be fully recoverable to the maximum extent permitted by law or in equity.
          (e) Right of Set-Off. Purchaser shall be entitled to offset any Earn-Out amounts payable to Seller against any amounts owing to Purchaser under this Section 8.

          (f) Defense of Claims.
               (i) As soon as is reasonably practicable after becoming aware of a claim for indemnification under this Agreement, an indemnified party shall promptly give notice to the indemnifying party of such claim and the amount the indemnified party will be entitled to receive hereunder from the indemnifying party; provided, however, that the failure of the indemnified party to promptly give notice shall not relieve the indemnifying party of its obligations except to the extent, if any, that the indemnifying party shall have been prejudiced thereby. If the indemnifying party does not object in writing to such indemnification claim within thirty (30) days of receiving notice thereof, the indemnified party shall be entitled to recover from the indemnifying party the amount of such claim. If the indemnifying party agrees that it has an indemnification obligation but asserts that it is obligated to pay only a lesser amount, the indemnified party shall nevertheless be entitled to recover from the indemnifying party the lesser amount, without prejudice to the indemnified party’s claim for the difference. If the indemnifying party objects in writing to such indemnification claim within thirty (30) days of receiving notice thereof, the validity of the indemnification claim, and the extent of the indemnifying party’s liability therefor, shall be determined by a court of appropriate jurisdiction.
               (ii) As soon as is reasonably practicable after receipt of notice of commencement of any action or the assertion of any claim by a third party for which any party is entitled to be indemnified under Section 8(a) or Section 8(b) above, the indemnified party shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading; provided, however, that the failure of the indemnified party to promptly give notice shall not relieve the indemnifying party of its obligations except to the extent, if any, that the indemnifying party shall have been prejudiced thereby. The indemnifying party shall have the right to defend the claim by representatives of its own choosing that are reasonably satisfactory to the indemnified party and to settle or otherwise resolve the claim; provided, however, that no obligation, restriction or loss shall be imposed on an indemnified party as a result of such settlement or resolution without its prior written consent. In connection with any such indemnification, the indemnified party will cooperate in all reasonable requests of the indemnifying party.
          (g) Survival of Representations and Warranties. Except as otherwise provided herein, the representations and warranties contained in Sections 5 and 6 of this Agreement shall survive the Closing for a period of two years after the Closing Date; provided, however, that the representations and warranties contained in Section 5(b)(i) (Authorization), Section 5(e)(i) (Title to Assets), Section 5(n) (Brokers), Section 6(b)(i) (Authorization) and Section 6(e) (Brokers) shall survive forever; and provided, further, that any specific claim or action of which specific written notice is given to the party that made such representation or warranty prior to the date on which such representation or warranty otherwise terminates as provided herein may continue to be asserted and shall be indemnified against pursuant to this Section 8.
          (h) Remedies Exclusive. Except as provided in Section 9(b) below, the remedies provided in this Section 8 shall be the exclusive remedy for monetary damages (whether at law or in equity) and no party hereto may avoid the limitations on liability contained in this Article 8 by seeking damages for breach of contract, tort or any other theory of liability. Without limiting the foregoing, neither any party hereto nor any of their respective stockholders, directors, officers, employees, affiliates, agents or representatives shall have any liability or obligation to the other party in respect of any statement, representation, warranty or assurance of any kind, other than the liabilities and obligations pursuant to this Section 8.
     9. Covenant Not to Compete.
          (a) Non-competition. Subject to the provisions of Section 7(b) above, each of Parent, Seller and William J. Bergen (“Bergen”) agrees that, for the period commencing on the Closing Date and ending on the fifth anniversary thereof (with respect to Parent and Seller) and on the second anniversary thereof (with respect to Bergen), it and he will not, directly or indirectly, (i) engage or hold an interest in any business anywhere in the world engaging in the Business and/or in the manufacture or sale of products comprised of a substantially identical chemical formula as the Products (a “Competitive Business”); (ii) have any interest in, own, manage, operate, control, direct, be connected with as a stockholder (other than as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly-traded corporation), joint venturer, officer, director, partner, employee or consultant, or otherwise engage, assist or invest in, any Competitive Business; (iii) hire in connection with any Competitive Business any person employed by, or otherwise under contract or agreement with, Purchaser; or (iv) solicit any of Purchaser’s customers for the purpose of competing with Purchaser in a Competitive Business. Notwithstanding the foregoing, none of Parent, Seller or Bergen shall be prohibited from continuing the Excluded Business or manufacturing (or having manufactured for it) any of the Products in accordance with the provisions of Sections 7(a) and 7(b) above.
          (b) Injunctive Relief. The parties hereto agree that damages would be an inadequate remedy for Purchaser in the event of a breach of this Agreement; therefore, upon the happening of such event, either with or without pursuing any potential damage remedies (which shall not be subject to the limitations set forth in Section 8 above), Purchaser may immediately obtain and enforce an injunction prohibiting Seller or Bergen from violating this Agreement from any court of law or equity.
          (c) Acknowledgement. Bergen agrees and acknowledges that he shall personally benefit from the consummation of the transactions contemplated by this Agreement and the Related Agreements, that such benefits are sufficient consideration for the promises made and obligations undertaken by him pursuant to this Section 9, and that the provisions of this Section 9 are a condition to Purchaser entering into and performing this Agreement.
     10. General.
          (a) Entire Agreement; Amendment; Termination.
               (i) This Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written, including, but not limited to, that certain letter of intent between the parties dated as of May 2, 2005 (except for Paragraph 9 thereof, which paragraph shall survive the execution and delivery of this Agreement and shall be binding upon the parties thereto until the first to occur of the Closing or July 1, 2005), except for that certain confidentiality letter agreement between the parties dated as of February 11, 2005, which agreement shall survive the execution and delivery of this Agreement and shall be binding upon the parties thereto until the first to occur of the Closing or the expiration of such agreement in accordance with its terms. There are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party or parties to be bound thereby.
               (ii) In the event that the Closing does not occur before July 1, 2005, then, unless the parties hereto otherwise agree, this Agreement shall terminate and expire and become null and void, the transactions contemplated hereby will be deemed abandoned, and no party hereto shall have any further liability or obligation hereunder.
          (b) Expenses.
               (i) Except as otherwise provided in this Section 10(b) or elsewhere in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, Purchaser and Seller shall each pay the costs, fees and expenses of its respective legal counsel, accountants, consultants and other experts incident to the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby.
               (ii) Purchaser shall be responsible for the payment of all recording fees and transfer Taxes with respect to the sale and transfer of the Purchased Assets hereunder, and Seller will cooperate with Purchaser in obtaining any applicable sales Tax exemptions.
               (iii) All ad valorem property Taxes attributable to the Purchased Assets for the taxable period that includes the Closing Date shall be pro rated, with Seller being responsible for any such Taxes attributable to such period up to the Closing Date, and Purchaser being responsible for any such Taxes attributable to the remaining portion of such period
          (c) Tax Matters.
               (i) Seller and Purchaser agree to allocate the Purchase Price (including any liabilities deemed to be assumed) among the Purchased Assets in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”) and U.S. Treasury Regulations thereunder. Seller and Purchaser agree that Purchaser shall prepare and provide to Seller a draft allocation of the Purchase Price among such Purchased Assets within 60 days after the Closing Date. Seller shall notify Purchaser within 30 days of receipt of such draft allocation of any objection Seller may have thereto. Seller and Purchaser agree to resolve any disagreement with respect to such allocation in good faith. In addition, Seller and Purchaser hereby undertake and agree to file timely any information that may be required to be filed pursuant to U.S. Treasury Regulations promulgated under Section 1060(b) of the Code, and shall use the allocation determined pursuant to this Section 10(c) in connection with the preparation of Internal Revenue Service Form 8594 (including any amendments thereto) as such form relates to the transactions contemplated hereunder. Unless required to do so by applicable law, no party shall file any Tax return or other document or otherwise take any position that is inconsistent with the allocation determined pursuant to this Section 10(c).
               (ii) Seller and Purchaser agree to provide each other with such information and assistance as is reasonably necessary, including access to records and personnel, for the preparation of any Tax returns or for the defense of any Tax claim or assessment, whether in connection with an audit or otherwise.
          (d) Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by a nationally-recognized overnight delivery service, or telegraphed, telexed or mailed by certified or registered mail, postage prepaid, as follows:
If to Purchaser:
PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Attention: John L. Rastetter, Treasurer
With a Copy to:
PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012
Attention: Wendy C. Shiba, Chief Legal Officer
And:
Thompson Hine LLP
3900 Key Center
127 Public Square
Cleveland, Ohio 44114
Attention: April V. Boise, Esq.
If to Seller:
Novatec Plastics Corporation, Inc.
2 Industrial Way West
Eatontown, NJ 07724
Attention: _____________

With a Copy to:
PVC Container Corp.
2 Industrial Way West
Eatontown, NJ 07724
Attention: William J. Bergen, President and CEO
And:
Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114
Attention: Joseph D. Hatina, Esq.
          (e) Further Assurances. From and after the Closing, upon the request of any party hereto, the other party will execute and deliver such other instruments of conveyance and transfer and take such other action as may reasonably be requested to effectively consummate the transactions contemplated by this Agreement.
          (f) Governing Law; Jurisdiction and Venue. This Agreement, together with the Exhibits, Schedules and Appendices hereto, shall be construed and interpreted according to the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Purchaser and Seller hereby agree that (i) the proper and exclusive forum and venue for any action or proceeding arising out of, or relating to, this Agreement shall be any federal or state court situated in northern Ohio, and (ii) each such party hereby irrevocably consents and submits to the jurisdiction of any of such courts.
          (g) Assignment. This Agreement may not be assigned by any party hereto without the prior consent of the other party. Each of Parent and Seller shall cause any successor in interest to its business, whether by sale of assets, stock purchase, recapitalization, merger or otherwise, to become and be bound by the provisions hereof (including, but not limited to, Section 9 above) and the provisions of the Related Agreements.
          (h) Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument.
          (i) Severability.
               (i) If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

               (ii) As to Section 9 above, if any provision, or part thereof, is held to be unenforceable because of the duration of such provision, the geographic area covered thereby, or other aspect of the scope of such provision, the court making such determination will have the power to reduce the duration, geographic area, or other aspect of the scope of such provision, and/or to delete specific words and phrases (“blue-penciling”), and in its reduced or blue-penciled form, such provision will then be enforceable and will be enforced.
          (j) Binding Effect; No Third Party Beneficiaries. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties hereto. Except as otherwise expressly provided herein, nothing expressed or implied herein is intended or shall be construed to confer upon or give any person, firm or corporation, other than the parties hereto, any right or remedy hereunder or by reason hereof.
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the day and year first written above.

PURCHASER:		PARENT: PVC CONTAINER CORP.

POLYONE CORPORATION

By:	/s/ Thomas A. Waltermire	By:	/s/ William J. Bergen
Name:	Thomas A. Waltermire	Name:	William J. Bergen
Title:	President, Chief Executive Officer	Title:	President and CEO

SELLER:

NOVATEC PLASTICS CORPORATION, INC.

		By:	/s/ William J. Bergen
		Name:	William J. Bergen
		Title:	President and CEO

FOR PURPOSES OF SECTION 9 ONLY:

/s/ William J. Bergen
William J. Bergen, Personally